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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  July 27, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Begins Drilling Exploratory Well

and Announces 2nd Quarter Earnings Release Date and Conference Call

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) (PDC) today announced that it has commenced drilling operations on an exploratory well in the emerging Horizontal Bakken Oil Play in Northern Dunn County, North Dakota.  The Fedora 34-22H well, located in Township 146 North, Range 94 West, will be drilled to test potential oil reserves in the Bakken Shale. The Bakken Shale has been successfully developed utilizing long-leg horizontal drilling methods in Richland County, Montana and this development activity has recently moved eastward into northwestern North Dakota. The well will be drilled to a true vertical depth of approximately 10,800 feet with a planned horizontal lateral leg through the Bakken interval of up to 9,000 feet.  The Company will fund the drilling of the well from its corporate capital budget and will have a 100% working interest.  The well has an estimated dry hole cost of approximately $1.6 Million Dollars and a completed well cost of approximately $2.8 Million Dollars.

Additionally, the Company has announced plans to release 2nd Quarter 2005 earnings after the market closes on Thursday, August 4, 2005.  On Friday, August 5, 2005, you are invited to join its earnings conference call which will be broadcast live over the internet as well as by telephone at 11:00 a.m. EDT. Steve Williams, CEO and Darwin L. Stump, CFO, will participate and be available for questions during the call.

What:     Petroleum Development Second Quarter Earnings Conference Call

When:    Friday, August 5, 2005 at 11:00 a.m. Eastern Daylight Time

Where:   www.petd.com

How:       Log on to the web address above or call (877) 407-8033

                Replay Number: (877) 660-6853 (Account #286 and Conference ID # 162712)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact:  Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597